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                          EXPENSE LIMITATION AGREEMENT

                              DEAN FAMILY OF FUNDS

                                 Amendment No. 4





     AMENDMENT, effective as of April 1, 2003, by and between C.H. Dean & Associates, Inc. (the "Adviser") and Dean Family of Funds (the "Trust"), on behalf of each series of the Trust set forth in Schedule A attached hereto (each a "Fund," and collectively, the "Funds").

     WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of each class of each Fund, and, therefore, have entered into the Expense Limitation Agreement dated as of July 31, 1999 (the "Agreement"), in order to maintain the expense ratios of each class of each Fund at the levels specified in Schedule A attached hereto; and

     WHEREAS, the Trust and the Adviser wish to amend the Agreement to reflect the continuance of the Agreement for an additional one-year term;

     NOW, THEREFORE, in consideration of the mutual convenants and agreements of the parties hereto as set forth in the Agreement and herein, the Trust and the Adviser hereby amend the Agreement as follows:

1. Section 2 of the Agreement shall read as follows:

        2.       Term and Termination of Agreement.

                           This Agreement with respect to the Funds shall continue in effect through March 31, 2004, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust. This Agreement shall terminate automatically with respect to the applicable Fund upon the termination of its Advisory Agreement with the Adviser.

2.Except as set forth in the above Paragraph 1, the provisions of the Agreement are not affected by this Amendment and shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officers thereto duly, as of the day and year first above written.



                                        DEAN FAMILY OF FUNDS
                                        ON BEHALF OF EACH OF ITS SERIES


                                        By:    /s/ Stephen M. Miller
                                        ---------------------------------------
                                        Stephen M. Miller
                                        President


                                        C. H. DEAN & ASSOCIATES,INC.


                                        By:     /s/ Stephen M. Miller
                                        --------------------------------------

                                        Name:   Stephen M. Miller
                                        --------------------------------------

                                        Title:  President
                                        --------------------------------------



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                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS



The Agreement relates to the following Funds and classes of the Trust:



                                               Maximum Operating Expense Limit

      Large Cap Value fund--Class A shares                1.85%

      Large Cap Value Fund--Class C shares                2.60%

      Small Cap Value fund--Class A shares                1.85%

      Small Cap Value Fund--Class C shares                2.60%

      Balanced Fund--Class A shares                       1.85%

      Balanced Fund--Class C shares                       2.60%

      International Value Fund--Class A shares            2.10%

      International Value Fund--Class C shares            2.85%













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